As filed with the Securities and Exchange Commission on May 11, 2009

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CALIFORNIA MICRO DEVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2672609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

490 N. McCarthy Blvd., #100 Milpitas, California	95035-5112
(Address of principal executive offices)	(Zip Code)

VP Sales and Arques Acquisition Option Programs

Full title of the plan

Copy to:
Robert V. Dickinson President and Chief Executive Officer California Micro Devices Corporation 430 N. McCarthy Blvd., #100 Milpitas, CA 95035 (408) 263-3214	Stephen M. Wurzburg, Esq. Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Price	Amount of Registration Fee
Common Stock to be issued under the VP Sales and Arques Acquisition Option Programs (4)	176,000	$2.765 (3)	$486,640	$27.16

(1)	The securities to be registered include options and rights to acquire $0.001 par value common stock (“Common Stock”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq National Market on May 7, 2008.
(4)	This includes 150,000 shares reserved under the VP Sales Program and 26,000 shares reserved under the Arques Acquisition Program.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed on June 11, 2008.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2008; September 30, 2008; and December 31, 2008, filed on August 7, 2008; November 10, 2008; and February 9, 2009, respectively.

(c) The Registrant’s Current Reports on Form 8-K dated May 13, 2008 (which was filed on May 19, 2008); dated August 1, 2008 (which was filed on August 4, 2008) (but only as to item 8.01; items 7.01 and 9.01 are not hereby incorporated by reference); and dated August 21, 2008 (which was filed on August 27, 2008).

(d) The description of Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on March 2, 1987, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Registrant is not, however, incorporating, in each case, any documents or information that Registrant is deemed to furnish and not file in accordance with SEC rules unless and to the extent that Registrant specifically states that such document or information is to be considered filed under the Exchange Act or specifically incorporates it by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Stephen M. Wurzburg, a partner at Pillsbury Winthrop Shaw Pittman LLP, counsel to the Registrant, owns 25,000 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws (Exhibit 3.1 to our Current Report on Form 8-K dated September 15, 2006, filed on September 21, 2006 and Exhibit 3.3 to our Current Report on Form 8-K dated August 21, 2008, filed on August 27, 2008, respectively) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its officers and directors that will require the Registrant to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. In addition, the Registrant maintains insurance which provides for the indemnification of its directors and officers against certain losses (including costs of defense) that may arise in connection with claims made against them for certain of their actions in such capacity.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 8th day of May, 2009.

CALIFORNIA MICRO DEVICES CORPORATION

By	/s/ Robert V. Dickinson
Robert V. Dickinson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Robert V. Dickinson and Kevin J. Berry, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Robert V. Dickinson Robert V. Dickinson	Director, President and Chief Executive Officer (Principal Executive Officer)	May 8, 2009

/s/ Kevin J. Berry Kevin J. Berry	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2009

/s/ Wade F. Meyercord Wade F. Meyercord	Director	May 8, 2009

/s/ Edward C. Ross Edward C. Ross	Director	May 8, 2009

/s/ David W. Sear David W. Sear	Director	May 8, 2009

/s/ John L. Sprague John L. Sprague	Director	May 8, 2009

/s/ David L. Wittrock David L. Wittrock	Director	May 8, 2009

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	VP Sales Non-Statutory Stock Option Agreement

4.2	Arques Acquisition Non-Qualified Stock Option Agreement

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (Reference is made to the signature page of this Registration Statement)